 Exhibit 99

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: September 18, 2025	Generate Strategic Credit Master Fund I-B, L.P.

	By:	Generate Strategic Credit Fund GP, L.P., its general partner

/s/ Scott Gosselink
	Name:	Scott Gosselink
	Title:	Authorized Signatory

Generate Strategic Credit Fund GP, L.P.

/s/ Scott Gosselink
	Name:	Scott Gosselink
	Title:	Authorized Signatory

GCP Holdings I, LLC

/s/ Harsi Thethi
	Name:	Harsi Thethi
	Title:	Chief Financial Officer

Generate Capital, PBC

/s/ Harsi Thethi
	Name:	Harsi Thethi
	Title:	Chief Financial Officer